                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

            Information to be Included in Statements Filed Pursuant to Rules 13D-1(b) and (c) and Amendments thereto Filed
                           Pursuant to Rule 13d-2(b)

                              (Amendment No.  )*

                            OAKHURST COMPANY, INC.
             ____________________________________________________
                               (Name of issuer)


                    Common Stock, par value $0.01 per share
             ____________________________________________________
                        (Title of class of securities)

                                   672202108
                      ___________________________________
                                (CUSIP number)


                                 July 18, 2001
             ____________________________________________________
           (Dates of Events which Require Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed

      [_] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [_] Rule 13d-1(d)

----------------------                                   ---------------------
 CUSIP No. 672202108              SCHEDULE 13G            Page 2 of 11 Pages
----------------------                                   ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      J O Hambro Capital Management Limited
      No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [_]
 2.                                                               (b)  [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   England


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   605,346

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   605,346

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   605,346

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   12.3%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.   IA, CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------                                   ---------------------
 CUSIP No. 672202108              SCHEDULE 13G             Page 3 of 11 Pages
----------------------                                   ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      J O Hambro Capital Management Limited
      No IRS Identification Number

------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [_]
 2.                                                               (b)  [X]

------------------------------------------------------------------------------
    SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   England


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   605,346

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   605,346

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   605,346

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   12.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.   IA, CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------                                   --------------------
 CUSIP No. 672201108              SCHEDULE 13G            Page 4 of 11 Pages
----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Growth Financial Services Limited
      No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [_]
 2.                                                               (b)  [X]


------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   England


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   605,346

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   605,346

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   605,346

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   12.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.   CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------                                   ---------------------
 CUSIP No. 672202108              SCHEDULE 13G             Page 5 of 11 Pages
----------------------                                   ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      North Atlantic Smaller Companies Investment Trust plc
      No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [_]
 2.                                                               (b)  [X]


------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   England


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   605,346

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   605,346

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   605,346

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   12.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.   IV, CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------                                   ---------------------
 CUSIP No. 672202108              SCHEDULE 13G             Page 6 of 11 Pages
----------------------                                   ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Christopher Harwood Bernard Mills
      No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [_]
 2.                                                               (b)  [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.   England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   605,346

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   605,346

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   605,346

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.   12.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.   IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

                           STATEMENT ON SCHEDULE 13G
                           -------------------------

     This Statement on Schedule 13G (the "Statement") is filed on behalf of the parties to the Joint Filing Agreement (the "Filing Parties"), dated as of October 10, 2001, as filed with the Securities and Exchange Commission (the "SEC") pursuant to this Statement.

Item 1(a).     Name of Issuer:
               --------------

     Oakhurst Company, Inc. (the "Company")

Item 1(b).     Address Of Issuer's Principal Executive Offices:
               -----------------------------------------------

     3365 Spruce Lane
     Grapevine, Texas 76051

Item 2(a).     Name of Person Filing.
               ---------------------

     This Statement is filed on behalf of the Filing Parties:

1. J O Hambro Capital Management Group Limited ("J O Hambro Group"), formerly named J O Hambro Capital Management (Holdings) Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Holdings functions as the ultimate holding company for J O Hambro Capital Management Limited.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and as investment adviser to Oryx as well as private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London SW1Y 6QB England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT.

4. Growth Financial Services Limited ("GFS"), formerly named Growth Investment Management Limited, is a corporation organized under the laws of England with its principal office at 77 Middle Street, Brockham, Surrey RH3 7HL England and with its principal business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. GFS has undertaken to provide the services of Christopher Mills to NASCIT.

                              Page 7 of 11 Pages

5. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.

Item 2(b).   Address of Principal Business office or, if None, Residence:
             -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, Ryder Court, 14 Ryder Street, London SW1Y 6QB England.

Item 2(c).   Citizenship:
             -----------

     England

Item 2(d).   Title of Class of Securities:
             ----------------------------

     Common Stock, par value $0.01 per share.

Item 2(e).   CUSIP Number:
             ------------

     672202108

Item 3.      If the statement is filed pursuant to rules 13d-1(b) or 13d-2(b),
             -----------------------------------------------------------------
             check whether the person filing is a:
             -------------------------------------

     Not Applicable.

Item 4.      Ownership.
             ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:

                                                                      Number of      Number of
                                                       Number of       Shares:      Shares: Sole
                                     Aggregate       Shares: Sole      Shared        or Shared
           Filing                    Number of         Power to       Power to       Power to        Approximate
           Party                      Shares:           Vote            Vote          Dispose        Percentage/*/
---------------------------     ------------------ ---------------- ------------  ---------------- ----------------
J O Hambro Group                      605,346             0            605,346        605,346           12.3%

J O Hambro                            605,346             0            605,346        605,346           12.3%
Capital Management

Christopher H.B. Mills                605,346             0            605,346        605,346           12.3%
-------------------------------------------------------------------------------------------------------------------

                              Page 8 of 11 Pages

                                                                      Number of      Number of
                                                       Number of       Shares:      Shares: Sole
                                     Aggregate       Shares: Sole      Shared        or Shared
           Filing                    Number of         Power to       Power to       Power to        Approximate
           Party                      Shares:           Vote            Vote          Dispose        Percentage/*/
---------------------------     ------------------ ---------------- ------------  ---------------- ----------------
NASCIT                                605,346             0            605,346        605,346           12.3%

GFS                                   605,346             0            605,346        605,346           12.3%
--------------------------------------------------------------------------------------------------------------------

          * Based on 4,943,018 shares of Common Stock, par value $0.01 per share, outstanding as of July 16, 2001, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2001.

Item 5.    Ownership of Five Percent or Less of a Class:
           ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          -----------------------------------------------------------------

     As co-investment advisers to NASCIT, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement entered into among NASCIT, GFS and Christopher Mills and an agreement entered into between NASCIT and J O Hambro Capital Management, each dated as of January 7, 1993, respectively.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------

     Not Applicable.

Item 8.   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

     See Item 2(a).

Item 9.   Notice of Dissolution of Group:
          ------------------------------

     Not Applicable.

Item 10.  Certification:
          -------------

                              Page 9 of 11 Pages

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 10, 2001

                        J O HAMBRO CAPITAL MANAGEMENT LIMITED



                        By:        /S/ R.G. Barrett
                            -----------------------------------------
                            Name:  R.G. Barrett
                            Title: Director
                            Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement, as filed herewith.

                              Page 10 of 11 Pages

                            JOINT FILING AGREEMENT
                            ----------------------


     The undersigned hereby agree to the Statement on Schedule 13G to be dated October 10, 2001 with respect to the shares of common stock, par value $0.01 of Oakhurst Company, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

     This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


Date:  October 10, 2001              J O HAMBRO CAPITAL MANAGEMENT
                                     GROUP LIMITED

                                     By:            /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name: R.G. Barrett
                                         Title: Director

Date:  October 10, 2001              J O HAMBRO CAPITAL MANAGEMENT
                                     LIMITED

                                     By:            /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name: R.G. Barrett
                                         Title: Director

Date:  October 10, 2001              CHRISTOPHER MILLS


                                     By:            /s/ Christopher H. B. Mills
                                         --------------------------------------
                                         Name: Christopher H. B. Mills

Date:  October 10, 2001              NORTH ATLANTIC SMALLER COMPANIES
                                     INVESTMENT TRUST plc

                                     By: J O Hambro Capital Management Limited,
                                                Its investment advisor


                                     By:            /s/ R.G. Barrett
                                         ---------------------------------------
                                         Name: R.G. Barrett
                                         Title: Director



Date:  October 10, 2001              GROWTH FINANCIAL SERVICES LIMITED


                                     By:            /s/ Christopher H. B. Mills
                                         --------------------------------------
                                         Name: Christopher H. B. Mills
                                         Title: Director

                              Page 11 of 11 Pages